EXHIBIT 99.1

AGREEMENT BETWEEN SMI AND CONTRACTOR --

CRMI for 2006

 This Agreement between Shimoda Marketing. Inc. (SMI) and CRMI - Contractor (the Agreement') effective January 3. 2006,

BETWEEN:

Shimoda Marketing, Inc. (SMI) (the "Owner"), a corporation organized and existing under the laws of the State of Florida, with its head office located at 5113 Central Avenue, St. Petersburg, FL 33710 and a secondary office located at: 116 W. McLeroy Blvd., Saginaw, Texas 76179.

AND:	Chrysalis Resource Management, Inc. (CRMI) (the "Contractor"), an S Corporation organized and existing under the laws of the State of Texas, with its mailing address at: 7609 Plaza Ridge Ct., Fort Worth, TX 76179 and its occupancy address at: 116 W. Mcleroy Blvd., Saginaw, Texas 76179.

WHEREAS, Owner finds that the Contractor is qualified to perform the work, all relevant factors considered, and that performance will be furtherance of Owner's business.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.    MATERIAL AND LABOR PROVIDED

The Contractor agrees to provide all of the material and labor required to perform the following work for:

Administration of corporate accounts

as required and described by SMl and provided by SMI, which are identified by the signatures of the parties to this agreement and which form a part of this agreement.

The Contractor agrees to provide for the execution and timely completion of the work.

2.    PAYMENT

The Owner hereby agrees to pay the Contractor, for his services, the sum of $2,500.00 monthly.

3.     COMPLETION OF THE WORK

The Contractor agrees that the various portions of the above-described work shall be completed in timely manner to meet or exceed expectations of SMI customers and SMI management.

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 4.     MODIFICATIONS TO THE WORK

All changes and deviations in the work requirements requested by the Owner must be In writing, the contract sum being increased or decreased accordingly by the Contractor. Any claims for increases in the cost of the work must be presented by the Contractor to the Owner in writing, and written approval of the Owner shall be obtained by the Contractor before proceeding with the ordered change or revision.

5.     ACCESS

The Owner, Owner's representative and public authorities shall at all times have access to SMI offices and assets.

6.     INSURANCE COVERAGE

The Owner agrees to maintain full insurance on the above-described work and workplace during the progress of the work, In his own name and that of the Contractor.

The Contractor agrees to obtain insurance to protect himself against claims for property damage, bodily Injury or death due to his performance of this agreement.

7.     NO ASSIGNMENT

Neither the Owner nor Contractor shall have the right to assign any rights or interest occurring under this agreement without the written consent of the other, nor shall the Contractor assign any sums due, or to become due, to him under the provisions of this agreement.

8.     GOVERNING LAW

This agreement shall be interpreted under laws of the State of Texas.

9.     ATTORNEYS FEES

Attorney's fees and court costs shall be paid by the defendant in the event that judgment must be, and is, obtained to enforce this agreement or any breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER                                                                     CONTRACTOR

Shimoda Marketing, Inc. (SMI)                                    Chrysalis Resource Management, Inc. (CRMI)

OWNER	CONTRACTOR
Shimoda Marketing, INC. (SMI)	Chrysalis Resource Management, Inc. (CRMI)

/s/Michael B. Cranfill	/s/ Barbara S. Cranfill
Authorized Signature	Authorized Signature
Michael B. Cranfill	Barbara S. Cranfill
Print Name and Title	Print Name and Title

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